Exhibit 99.1

Iowa Telecom Reports Results for Third Quarter Ended September 30, 2009

NEWTON, Iowa--(BUSINESS WIRE)--October 29, 2009--Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the third quarter ended September 30, 2009. Quarterly highlights for the Company include:

  Operating revenues were $68.3 Million.
  Operating income was $14.9 Million.
  Net income was $4.6 Million or $0.13 per diluted share.
  Adjusted EBITDA (as defined herein) was $33.4 Million.

“We are extremely pleased with our strong results for the quarter, which reflect the benefits of our strategy of growth through acquisition,” said Alan L. Wells, Iowa Telecom Chairman and Chief Executive Officer. “During the quarter, we acquired substantially all of the assets of Sherburne Tele Systems, Inc. (“Sherburne”), making this the first quarter in which Sherburne is reflected in our results. Immediately after the closing, we began the process of integrating Sherburne’s operations into our systems and business processes. Sherburne is located approximately 30 miles from the Minnesota operations we acquired last year from Bishop Communications, providing us an opportunity to achieve significant benefits from consolidating our Minnesota properties. The financial results for the quarter reflect some of the synergies we expect to achieve from integrating these operations.

“In addition, on September 24, 2009, we completed our acquisition of New Ulm Telecom, Inc.’s ownership interests in EN-TEL Communications, LLC, SHAL, LLC, and SHAL Networks, Inc.,” Wells noted. “We now own all of the equity in the SHAL entities, and substantially all of En-Tel Communications, LLC. We are particularly excited about SHAL, which owns and leases a 2,500-mile fiber-optic network throughout Minnesota used to provide low cost, high quality transport facilities. We view SHAL as strategic to our Minnesota operations, and feel it offers us an opportunity to further expand in the wholesale and transport markets. We are confident that our newly acquired local exchange and fiber network operations, and the markets and customers they serve, will continue to have a positive impact on our future results as we realize the benefits associated with the integration and growth of our Minnesota operations.

“Adjusted EBITDA for the quarter was $33.4 million, compared with $31.6 million a year ago. Revenues for the quarter increased 8.5% to $68.3 million, primarily due to the acquisition of the Sherburne operation,” added Wells. “During the quarter our customer counts also increased, as the acquisition of Sherburne added 14,300 ILEC lines, 9,600 CLEC lines, and 14,600 DSL subscribers as of the end of the period. Overall we had total access lines of 255,600 at the end of the quarter, which reflected net increases of 10,900 ILEC lines and 9,200 CLEC lines over the prior quarter. From a product standpoint, total long distance subscribers increased by 16,900, DSL subscribers increased by 15,400, dial-up Internet subscribers decreased by 1,900, and video subscribers increased by 3,900 during the quarter.

“We continue to expect capital expenditures for the year will be between $26.0 million and $28.0 million, but are confident that our results for the year will be on the lower end of the range,” Wells added. “This includes capital expenditures for our newly acquired Sherburne operation. We also continue to believe cash interest expense will be between $29.0 million and $31.0 million, but expect that it will be toward the higher end of the range as a result of the interest costs on the additional debt we incurred for the acquisition of Sherburne. For the first nine months of this year capital expenditures were $16.3 million, and our cash interest expense was $22.8 million.

“We are very pleased with our overall performance through the first nine months of this year, particularly in light of the overall economic environment,” Wells concluded. “We believe our telecommunications business has performed well during these trying times, in part due to both the rural nature and relative stability of our operations. Furthermore, we believe our results illustrate the benefit of our strategy of growth through acquisitions. Our Company is well capitalized, and most of our long-term debt is fixed at attractive interest rates. As of September 30, 2009, we have drawn only $41.0 million of our $100 million credit facility, providing us ample room to prudently expand our rural telecommunications business as attractive opportunities arise. We continue to remain focused on our free cash flow generation, and on returning cash to our shareholders in the form of our $1.62 annualized dividend.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2009:

  Revenues and Sales were $68.3 million in the third quarter compared to $62.9 million in the third quarter of 2008. Local services revenue increased $1.6 million, or 8.9%, as compared to the same period in 2008 due to a higher number of access lines resulting from the acquisition of Sherburne, and from higher vertical services revenue as a result of bundled offerings. Network access services revenues increased $454,000, or 2.0%, for the third quarter. The increase was primarily due to the Sherburne acquisition partially offset by a decrease in switched access rates for both the CLEC operation in Iowa and Montezuma Telephone. Data and internet services revenue increased $2.5 million, or 27.7%, primarily due to $648,000 of growth in revenue from our existing DSL Internet access service, growth of our advanced data products of $543,000, and from the acquisition of Sherburne. This increase was partially offset by a $324,000 decrease in dial-up Internet revenue. Other services and sales revenue increased by $972,000, or 13.7%, for the third quarter due to the Sherburne acquisition and increased revenue from video services.

  Operating Costs and Expenses increased $7.2 million, or 15.7%, in the third quarter of 2009 as compared to the third quarter of 2008. Cost of service and sales increased $2.2 million, or 10.9%, and selling, general and administrative costs increased $2.3 million, or 19.6%, compared to the year-ago period. The increase was principally due to the operating costs of the Sherburne acquisition and $766,000 of acquisition related costs that were charged to expense in the period in accordance with the new accounting guidance adopted on January 1, 2009. Depreciation and amortization increased $2.7 million, or 19.5%, during the third quarter compared to 2008, primarily due to $1.7 million of depreciation and amortization expense related to the Sherburne acquisition, and higher plant balances on the previously owned operations.
  Operating Income was $14.9 million in the third quarter of 2009 as compared to $16.8 million in the same period in 2008. The decrease was primarily the result of higher operating expenses, and higher depreciation and amortization associated with the Sherburne acquisition.
  Interest Expense for the third quarter increased $300,000, or 3.7%, to $8.3 million compared to $8.0 million in the same period in 2008. This resulted from a combination of a higher average balance on the revolving line of credit in the quarter, and the additional $75.0 million of Term Loan B debt that was issued for the Sherburne acquisition, partially offset by lower variable interest rates.
  Other, Net for the third quarter of 2009 was income of $845,000. This included a non-cash gain of $1.0 million on the previously owned one third interest in SHAL, LLC, SHAL Networks, Inc., and Direct Communications, LLC, partially offset by non-cash charges on an interest rate swap agreement.
  Earnings Before Income Taxes for the third quarter of 2009 were $7.9 million, compared to $10.0 million in the third quarter of 2008.
  Income Tax Expense for the third quarter was $3.3 million, compared to $4.3 million in the third quarter of 2008. The recorded book tax expense did not impact the cash taxes paid during the quarter. Cash income taxes reflect the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. The Company paid no actual cash income taxes during the quarter.
  Net Income was $4.6 million for the quarter, compared to net income of $5.7 million in the third quarter of 2008.
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $33.4 million for the third quarter of 2009, as compared with $31.6 million in the same period in 2008.
  Total Access Lines increased by 20,100 during the third quarter of 2009 as compared to the second quarter in 2009, as ILEC access lines increased by 10,900 lines and CLEC lines increased by 9,200 lines. The total access line increase of 20,100, or 8.5%, was due to the addition of access lines related to the acquisition of Sherburne during the third quarter of 2009. Excluding the Sherburne acquisition, total access lines decreased by 3,800 lines, as ILEC lines decreased by 3,400 lines and CLEC lines decreased by 400 lines. The Sherburne acquisition also favorably impacted internet customer counts, as DSL subscribers increased by 15,400, long distance subscribers increased by 16,900, and video subscribers increased 3,900. Dial-up Internet subscribers decreased by 1,900.

Third Quarter 2009 Financial Summary
(Unaudited)
(dollars in thousands, except per share amounts)

	3rd Quarter	3rd Quarter	Change
	2009	2008	Amount	Percent

Revenue	$68,296	$62,923	$5,373	8.5%
Operating Income	$14,922	$16,798	$(1,876)	-11.2%
Interest Expense	$8,333	$8,033	$300	3.7%
Earnings Before Income Taxes	$7,914	$10,024	$(2,110)	-21.0%
Income Tax Expense	$3,341	$4,301	$(960)	-22.3%
Net Income	$4,573	$5,723	$(1,150)	-20.1%

Basic Earnings Per Share	$0.13	$0.18	$(0.05)	-27.8%
Diluted Earnings Per Share	$0.13	$0.17	$(0.04)	-23.5%

Adjusted EBITDA (1)	$33,419	$31,610	$1,809	5.7%
Capital Expenditures	$5,911	$7,129	$(1,218)	-17.1%
Dividends Paid	$13,247	$12,953	$294	2.3%
(1)	See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Key Operating Statistics	3rd Quarter	3rd Quarter	Change
	2009 (3)	2008	Amount	Percent

Telephone Access Lines
ILEC Lines (1)	214,100	213,700	400	0.2%
CLEC Lines (2)	41,500	32,100	9,400	29.3%
Total Telephone Access Lines	255,600	245,800	9,800	4.0%

Long Distance Subscribers	160,100	147,600	12,500	8.5%
Dial-up Internet Subscribers	11,800	18,500	(6,700)	-36.2%
DSL Subscribers	94,500	74,500	20,000	26.8%
Video Subscribers	26,400	18,500	7,900	42.7%

	3rd Quarter	2nd Quarter	Change
	2009 (3)	2009	Amount	Percent

Telephone Access Lines
ILEC Lines (1)	214,100	203,200	10,900	5.4%
CLEC Lines (2)	41,500	32,300	9,200	28.5%
Total Telephone Access Lines	255,600	235,500	20,100	8.5%

Long Distance Subscribers	160,100	143,200	16,900	11.8%
Dial-up Internet Subscribers	11,800	13,700	(1,900)	-13.9%
DSL Subscribers	94,500	79,100	15,400	19.5%
Video Subscribers	26,400	22,500	3,900	17.3%
(1)	Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our “wholesale” customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 2,400 wholesale lines subscribed at September 30, 2008; 2,000 at June 30, 2009; and 1,900 at September 30, 2009.
(2)	Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc., IT Communications, LLC, En-Tel Communications, LLC, Lakedale Link, Inc. and Lakedale Link, LLC.
(3)	Includes the following units as of September 30, 2009 which were acquired from Sherburne Tele Systems.

Sherburne Tele Systems, Inc.

Telephone Access Lines
ILEC Lines	14,300
CLEC Lines	9,600
Total Telephone Access Lines	23,900

Long Distance Subscribers	18,600
Dial-up Internet Subscribers	500
DSL Subscribers	14,600
Video Subscribers	3,600

Investor Call

As previously announced, Iowa Telecom’s management will hold a conference call to discuss the third quarter 2009 results on Thursday, October 29, 2009, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (785) 830-1916 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on October 29, 2009, and will remain available through November 5, 2009, by dialing (719) 457-0820 and entering Confirmation Code 4761169.

The live broadcast of Iowa Telecom’s quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on October 29, 2009, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

Forward-Looking Statements

The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. The Company and its subsidiaries serve over 450 Iowa communities and 10 Minnesota communities, and employ nearly 800 people. The company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Balance Sheets
(Unaudited)
(dollars in thousands, except per share amounts)

	As of	As of
	September 30, 2009	December 31, 2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$12,091	$11,605
Accounts receivable, net	22,663	23,320
Inventories	5,527	3,946
Prepayments and other current assets	5,767	3,149
Total Current Assets	46,048	42,020

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	664,688	601,782
Accumulated depreciation	(350,982)	(310,936)
Net Property, Plant and Equipment	313,706	290,846

GOODWILL	494,400	473,984
INTANGIBLE ASSETS AND OTHER, net	51,960	36,904
INVESTMENT IN AND RECEIVABLE FROM THE RURAL TELEPHONE FINANCE COOPERATIVE	17,036	16,174
Total Assets	$923,150	$859,928

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Revolving credit facility	$41,000	$39,000
Accounts payable	10,026	11,017
Advanced billings and customer deposits	10,662	8,615
Accrued and other current liabilities	27,291	32,429
Current maturities of long-term debt	2,048	1,219
Total Current Liabilities	91,027	92,280

LONG-TERM DEBT	566,940	489,003
DEFERRED TAX LIABILITIES	56,296	47,575
OTHER LONG-TERM LIABILITIES	27,944	28,326
Total long-term liabilities	651,180	564,904

TOTAL LIABILITIES	742,207	657,184

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized, 32,046,087 and 31,500,687 shares issued and outstanding	320	315
Additional paid-in-capital	332,156	327,264
Accumulated deficit	(138,390)	(110,814)
Accumulated other comprehensive income	(13,143)	(14,308)
Total Iowa Telecom stockholders’ equity	180,943	202,457
Noncontrolling Interest	-	287
Total Stockholders’ Equity	180,943	202,744

Total Liabilities and Stockholders’ Equity	$923,150	$859,928

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Income Statements
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

REVENUE AND SALES
Local services	$19,618	$18,013	$55,538	$53,126
Network access services	23,306	22,852	64,873	65,857
Toll services	5,658	5,845	16,705	17,394
Data and internet services	11,658	9,129	31,117	25,615
Other services and sales	8,056	7,084	20,170	19,953
Total revenues and sales	68,296	62,923	188,403	181,945

OPERATING COSTS AND EXPENSES
Cost of services and sales (exclusive of items shown separately below)	22,650	20,424	61,536	57,781
Selling, general and administrative	14,312	11,965	39,973	32,230
Depreciation and amortization	16,412	13,736	44,730	39,006
Total operating costs and expenses	53,374	46,125	146,239	129,017

OPERATING INCOME	14,922	16,798	42,164	52,928

OTHER INCOME (EXPENSE)
Interest and dividend income	480	179	1,742	729
Interest expense	(8,333)	(8,033)	(23,541)	(23,194)
Other, net	845	1,080	576	821
Total other expense, net	(7,008)	(6,774)	(21,223)	(21,644)

EARNINGS BEFORE INCOME TAXES	7,914	10,024	20,941	31,284

INCOME TAX EXPENSE	3,341	4,301	8,938	13,311

NET INCOME	4,573	5,723	12,003	17,973
Noncontrolling Interest	23	-	195	-

NET INCOME ATTRIBUTABLE TO IOWA TELECOMMUNICATIONS	$4,596	$5,723	$12,198	$17,973

COMPUTATION OF EARNINGS PER SHARE
Basic - Earnings Per Share	$0.13	$0.18	$0.35	$0.55
Basic - Weighted average number of shares outstanding	32,038	31,492	31,880	31,469

Diluted - Earnings Per Share	$0.13	$0.17	$0.35	$0.54
Diluted - Weighted average number of shares outstanding	32,239	32,085	32,187	32,043

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,573	$5,723	$12,003	$17,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,477	13,318	42,978	37,841
Amortization of intangible assets	935	418	1,752	1,165
Amortization of debt issuance costs	381	170	729	466
Deferred income taxes	3,139	4,079	8,667	12,673
Non-cash stock-based compensation expense	959	890	2,802	2,660
Changes in operating assets and liabilities:
Receivables	(401)	(1,026)	3,153	278
Inventory	275	159	(167)	(280)
Accounts payable	975	(560)	(2,430)	528
Other assets and liabilities	(1,546)	(1,429)	(5,858)	(7,333)
Net cash provided by operating activities	24,767	21,742	63,629	65,971

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(5,911)	(7,129)	(16,251)	(20,122)
Business acquisitions, net of cash acquired	(79,719)	(33,419)	(80,043)	(33,419)
Purchase of wireless licenses	-	-	-	(5,938)
Net cash used in investing activities	(85,630)	(40,548)	(96,294)	(59,479)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility	10,000	36,000	2,000	19,000
Proceeds from exercise of stock options	3	-	677	-
Payment of debt issuance costs	(2,009)	(351)	(2,009)	(351)
Issuance of long term debt	75,000	-	75,000	-
Payment on long-term debt	(489)	(308)	(1,087)	(308)
Acquisition of noncontrolling interest	(1,890)	-	(1,890)	-
Capital contributions from noncontrolling interests	90	-	390	-
Shares reacquired	(146)	(210)	(493)	(488)
Dividends paid	(13,247)	(12,953)	(39,437)	(38,799)
Net cash provided by (used in) financing activities	67,312	22,178	33,151	(20,946)

Net Change in Cash and Cash Equivalents	6,449	3,372	486	(14,454)
Cash and Cash Equivalents at Beginning of Period	5,642	4,093	11,605	21,919

Cash and Cash Equivalents at End of Period	$12,091	$7,465	$12,091	$7,465

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

ADJUSTED EBITDA:
Net Income	$4,573	$5,723	$12,003	$17,973
Income Tax Expense	3,341	4,301	8,938	13,311
Interest Expense	8,333	8,033	23,541	23,194
Depreciation and Amortization	16,412	13,736	44,730	39,006
Unrealized (gains) losses on financial derivatives	236	(1,028)	540	(769)
Non-cash stock-based compensation expense (1)	959	890	2,802	2,660
Extraordinary or unusual (gains) losses	-	-	-	-
Non-cash portion of RTFC Capital Allocation (2)	(165)	(45)	(674)	(191)
Other non-cash losses (gains)	(1,036)	-	(1,036)	-
Loss (gain) on disposal of assets not in ordinary course	-	-	-	-
Transaction costs	766	-	2,226	-
ADJUSTED EBITDA	$33,419	$31,610	$93,070	$95,184
(1)	Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.
(2)	Included in Interest and Dividend Income on the Consolidated Statements of Operations.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events); (h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

CONTACT:
Investor Relations Contacts:
Corporate Communications, Inc.
Kevin Inda, 407-566-1180
Kevin.Inda@cci-ir.com
or
Craig Knock, 641-787-2089
Chief Financial Officer
or
Media Contact:
Iowa Telecommunications Services, Inc.
Julie White, 641-787-2040
Director, Corporate Communications
Julie.White@iowatelecom.com